EXHIBIT 5.1
OPINION RE: LEGALITY

JACKSON L. MORRIS
ATTORNEY AT LAW
3116 West North A Street
Tampa, Florida 33609-1544

December 16, 2003

Board of Directors
Invicta Group Inc.
Miami Beach, Florida

Re:  Registration Statement on Form SB-2

Gentlemen:

I am special counsel to Invicta Group Inc., a Florida corporation, (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of up to twelve million shares (the "Shares") of the Company's common stock, $.001 par value per share, by the Company. Based upon my review of the records of the Company's board of directors and the Company's audited balance sheets for the year ended December 31, 2002 and 2003, it is my opinion that upon receipt of the purchase price by the Company for and the delivery of certificates of the twelve millions shares offered by the Company, such shares will be legally authorized, duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Legal Matters"

Very truly yours

/s/  Jackson L. Morris
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Jackson L. Morris